For Immediate Release
Contact:	Michael Morache—President and CEO

Larry Betterley—Sr. Vice President & CFO

Terri Reden—Communications Director

952.832.1000

Susan E. Knight and M. Lee Pelton join PLATO Learning Board of Directors

MINNEAPOLIS – September 21, 2005 – PLATO Learning, Inc. (NASDAQ: TUTR), a leading provider of K–adult computer-based and e-learning solutions, announced today that Susan E. Knight, CFO of MTS Systems Corporation, and M. Lee Pelton, Willamette University President, have been elected to its Board of Directors.

“Dr. Pelton’s experience in higher education and Ms. Knight’s hands-on business experience are the attributes we wanted to bring to our Board,” said David Smith, PLATO Learning’s Executive Chairman. “We are confident they will be valued contributors to our Board of Directors and steadfast stewards of our shareholders’ interests.”

Ms. Knight is currently Vice President and Chief Financial Officer of MTS Systems Corporation in Eden Prairie, Minn. Prior to joining MTS Systems in 2001, Ms. Knight spent 24 years with Honeywell International in a variety of divisions in positions from general accounting manager to Global CFO of the company’s Home and Building Controls division. Ms. Knight also serves on the board of the Greater Metropolitan Housing Corporation.

Since 1999, Dr. M. Lee Pelton has served as president of top-tier liberal arts college Willamette University in Oregon. He has served as dean of the college at Colgate University (1988–91) and Dartmouth College (1991–98). At Harvard he taught in the English Department and was dean of one of Harvard’s 13 undergraduate colleges. He serves as a member of several leading national education boards and committees, including the American Council on Education and the Harvard University Board of Overseers.

About PLATO Learning, Inc.
PLATO Learning is a leading provider of computer-based and e-learning instruction for kindergarten through adult learners, offering curricula in reading, writing, mathematics, science, social studies, and life and job skills. The company also offers innovative online assessment and accountability solutions and standards-based professional development services. With over 6,000 hours of objective-based, problem-solving courseware, plus assessment, alignment, and curriculum management tools, we create standards-based curricula that facilitate learning and school improvement.

With trailing 12-month revenues of approximately $131 million, PLATO Learning is a publicly held company traded as TUTR on the NASDAQ. PLATO Learning educational software, delivered via networks, CD-ROM, the Internet, and private intranets, is primarily marketed to K–12 schools and colleges. The Company also sells to job training programs, correctional institutions, military education programs, corporations, and individuals.

PLATO Learning is headquartered at 10801 Nesbitt Avenue South, Bloomington, Minnesota 55437, 952.832.1000 or 800.869.2000. The Company has offices throughout the United States, Canada, and the United Kingdom, as well as international distributors in Puerto Rico, Singapore, South Africa, and the United Arab Emirates. For more information, please visit http://www.plato.com.

This announcement includes forward-looking statements. PLATO Learning has based these forward-looking statements on its current expectations and projections about future events. Although PLATO Learning believes that its assumptions made in connection with the forward-looking statements are reasonable, no assurances can be given that its assumptions and expectations will prove to have been correct. These forward-looking statements are subject to various risks, uncertainties and assumptions. PLATO Learning undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward looking statements made are subject to the risks and uncertainties as those described in the Company’s Annual Report on Form 10-K for the year ended October 31, 2004. Actual results may differ materially from anticipated results.

PLATO® is a registered trademark of PLATO Learning, Inc. PLATO Learning is a trademark of PLATO Learning, Inc. All other company and product names may be trademarks or registered trademarks of their respective companies.